Exhibit 99.1

STATE INVESTORS BANCORP, INC. REPORTS FOURTH QUARTER RESULTS

      Metairie, La., Feb. 9, 2012 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended December 31, 2011, of $368,000, an increase of $132,000, as compared to net income of $236,000 reported for the quarter ended December 31, 2010.  Net income for the year ended December 31, 2011 amounted to $1.05 million, an increase of $74,000 from $976,000 in net income reported for the year ended December 31, 2010.  Earnings per share, basic and diluted, were $0.13 for the quarter ended December 31, 2011.

      The increase in net income for the quarter ended December 31, 2011 resulted primarily from a $219,000, or 12.6%, increase in net interest income and an increase of $138,000, or 219.0%, in non-interest income, partially offset by a $152,000, or 11.3%, increase in non-interest expense and a $26,000, or 22.6%, increase in the provision for income taxes.  The increase in net interest income was due to a $268,000, or 25.9% decrease in total interest expense as a result of an overall decline in the average cost of funds, partially offset by a decrease of $49,000, or 1.8%, in total interest income. The increase in non-interest expense was primarily due to an increase in professional expense of $82,000, or 256.3%, as well as increases of $49,000 in occupancy expenses and $45,000 in data processing expense, partially offset by decreases of $29,000 in salaries and employee benefits expense, $20,000 in deposit insurance premiums and $5,000 in advertising. A $30,000 charge to the provision for loan losses during the quarter ended December 31, 2011, reflects the increase in loan loss allowances deemed necessary by management.

The increase in net income for the year ended December 31, 2011, compared to the year ended December 31, 2010, was primarily due to a decrease of $1.0 million, or 23.0%, in interest expense, and an increase of $304,000, or 620.4%, in non-interest income. This was partially offset by a decrease of $798,000, or 6.9%, in interest income, an increase of $372,000, or 6.7%, in non-interest expense and an increase in the provision for income taxes of $15,000, or 2.8%.  The decreases in both interest income and interest expense were due to a decrease in the yield on average loans and a decline in the average cost of funds, respectively. The increase in non-interest income was due to an $87,000, or 54.0%, increase in service charges, fees and other operating income, and a $91,000 loss on sale of available-for-sale securities during the year ended December 31, 2010 compared to none in the year ended December 31, 2011.  The increase in non-interest expense was primarily due to increases of $76,000 in salaries and employee benefits expense, $129,000 in occupancy expense, $123,000 in professional fees, $20,000 in deposit insurance premiums, $19,000 in security expense, partially offset by a decrease of $85,000 in advertising expense.

At December 31, 2011, the Company reported total assets of $249.6 million, an increase of $40.9 million, or 19.6%, compared to total assets of $208.7 million at December 31, 2010.  The increase primarily reflected increases in investment securities of $44.0 million, and cash and cash equivalents of $669,000, or 9.5%, partially offset by a decrease of $5.5 million, or 3.0%, in net loans receivable. The Company’s asset growth was funded by increased Federal Home Loan Bank advances and a $25.6 million increase in capital proceeds from our conversion offering completed on July 6, 2011. The $44.0 million increase in investment securities reflects the Company’s decision to invest a portion of its liquid assets in investment securities in order to enhance its yield and reflected in large part the proceeds received in connection with the conversion offering completed in the third quarter of 2011. Advances from the Federal Home Loan Bank of Dallas amounted to $42.3 million at December 31, 2011, compared to $26.5 million at December 31, 2010, an increase of $15.8 million, or 59.8%. At December 31, 2011, the Company reported $3.4 million of non-performing assets, or 1.4%, of total assets at such date.

Total stockholders’ equity increased $26.7 million, or 125.3%, to $48.0 million at December 31, 2011, from $21.3 million at December 31, 2010, primarily due to the issuance of common stock in the conversion offering completed in the third quarter of 2011, net income of $1.05 million for the year ended December 31, 2011, and a decrease in unrealized gain on securities available for sale of $40,000 net of the deferred tax effect.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)
	December 31, 2011	December 31, 2010
ASSETS	(Unaudited)

Cash and cash equivalents	$7,700	$7,031
Investment securities	53,361	9,379
Loans receivable, net	175,130	180,631
Other assets	13,425	11,647

Total assets	$249,616	$208,688

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$157,561	$159,130
FHLB advances	42,308	26,483
Other liabilities	1,776	1,784

Total liabilities	201,645	187,397

Total shareholders’ equity	47,971	21,291
Total liabilities and shareholders’ equity	$249,616	$208,688

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Total interest income	$2,729	$2,778	$10,799	$11,597
Total interest expense	768	1,036	3,410	4,426
Net interest income	1,961	1,742	7,389	7,171
Provision (recovery) for loan losses	30	(17)	154	93
Net interest income after provision For loan losses	1,931	1,759	7,235	7,078

Non-interest income (loss)	75	(63)	255	(49)
Non-interest expense	1,497	1,345	5,887	5,515
Income before income taxes	509	351	1,603	1,514
Income taxes	141	115	553	538

NET INCOME	368	236	1,050	976

Earnings Per Share(1)
Basic	$0.13	NA	$0.74	NA
Diluted	$0.13	NA	$0.74	NA

_____________________
(1)
Due to the timing of State-Investors Bank's conversion from the mutual to the stock form of organization as a subsidiary of State Investors Bancorp, Inc., and the completion of the Company's initial public offering on July 6, 2011, earnings per share for the year ended December 31, 2011 is calculated based on the weighted average common shares outstanding for the entire year. Thus, the denominator used in the earnings per share calculations for the fiscal year is lower than it would have been had the shares been outstanding for a full year.

Ratios:	Three Months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Average interest rate spread	3.20%	3.41%	3.31%	3.44%
Net interest margin	3.43%	3.55%	3.44%	3.60%
Average interest-earning assets to
average interest-bearing liabilities	117.36%	106.53%	108.17%	107.03%

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer
(504) 832-9400

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